Exhibit (a)(5)(B)

ViroPharma announces results of tender offer for its 2.00% Convertible Senior Notes Due 2017

Exton, PA, US — February 25, 2014 — ViroPharma Incorporated today announced the results of its tender offer (the “Convertible Notes Tender Offer”) pursuant to which each holder of the 2.00% Convertible Senior Notes Due 2017 (the “Convertible Notes”) had the right (the “Fundamental Change Repurchase Right”) to require ViroPharma to repurchase all of such holder’s Convertible Notes, or any portion thereof that is a multiple of $1,000 principal amount, on February 25, 2014.  The Fundamental Change Repurchase Right expired at 5:00 p.m., New York City time, on February 24, 2014 (the “Fundamental Change Expiration Time”), and was not extended.  ViroPharma has been advised by Wilmington Trust Company, the Paying Agent and the Conversion Agent for the Convertible Notes Tender Offer, that none of the Notes were validly surrendered for repurchase prior to the Fundamental Change Expiration Time.

Forward-Looking Statements

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, ViroPharma’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks and uncertainties detailed from time to time in ViroPharma’s filings with the SEC, including its most recent Annual Report on Form 10-K.